Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Cardiome Pharma Corp. for the registration of 1,036,098 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2005, with respect to the consolidated financial statements of Cardiome Pharma Corp., included in its Annual Report (Form 40-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Vancouver, Canada, February 16, 2006	/s/ Ernst & Young LLP Chartered Accountants